Exhibit (e)

Rule 466 Certification

The depositary, Citibank, N.A., represents and certifies the following:

1.	That it previously had filed a registration statement on Form F-6 (Registration No. 333-186006), which the U.S. Securities and Exchange Commission declared effective, with terms of deposit identical to the terms of deposit of this Post-Effective Amendment No. 1 to Registration Statement on Form F-6 Registration Statement except for the shares represented by the American Depositary Shares and the name of the issuer of such shares; and

2.	That its ability to designate the date and time of effectiveness under Rule 466 has not been suspended.

CITIBANK, N.A., as Depositary

By:	/s/ Mark Gherzo
Name: Mark Gherzo
Title: Vice President

Ex (e)-1